EXHIBIT 99.1

Bion’s Vice Chairman and Kreider Farms’ CEO Speak at Healthy Waters Coalition and National Association of Clean Water Agencies Press Conference

March 8, 2012.  New York, New York.  Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) announced today that its Vice Chairman, Ed Schafer, former US Secretary of Agriculture and two-term Governor of North Dakota, and Ron Kreider, CEO of Kreider Farms, were guest speakers at a press conference held by the Healthy Waters Coalition and the National Association of Clean Water Agencies (NACWA) on March 6, 2012.  Video of the entire conference is available on YouTube (all embedded-link URL’s below).

The Healthy Waters Coalition announced several policy recommendations for the upcoming Farm Bill that focus on reducing nitrogen discharges from agricultural sources.  The Coalition is a national association made up of 88 member organizations including NACWA and various water districts and authorities, environmental and conservation groups, and regulatory agencies (listed as signatories to the policy recommendations).

Speakers representing the municipal waste water treatment industry raised the continuing concern of unsustainable sewer and waste water treatment upgrade costs and the need to utilize more cost-effective solutions such as reduction of non-point sources.  Steve Hershner, utilities environmental manager for Cedar Rapids, Iowa, said 80 percent to 90 percent of nutrients in the city's drinking water come from non-point sources, such as farmland runoff.  Statements from other Coalition members are contained in the Coalition press release.

The presentations of Ed Schafer and Ron Kreider combined to demonstrate how a partnership between livestock producers and waste treatment technology providers can provide a cost effective environmental solution to the impacts of livestock waste, one of the largest contributors of excess nitrogen in our waterways. The Bion-Kreider Farms project to reduce nutrients to the Chesapeake Bay resonated as an example of how agricultural non-point source reductions can provide verifiable solutions at a much lower cost to the rate- and tax-payer than municipal waste treatment plant upgrades or MS4 (Municipal Separate Storm Sewer Systems) projects.

In conjunction with the event, NACWA, a supporter of the Coalition, released its report, Controlling Nutrient Loadings to U.S. Waterways: An Urban Perspective.  According to the NACWA press release,

“The Nation has not paid sufficient attention to agricultural sources of nutrients, especially compared to the Nation’s direct regulatory focus on reducing nutrients from municipal point sources.

‘Our Nation cannot achieve its water quality goals unless our working lands also contribute to the solution,’ said Ken Kirk, Executive Director, NACWA.  ‘As a representative of [the] municipal wastewater community, I know we must do our part; but so too must the agricultural community.’

According to the report, it is far more economical to control agricultural runoff compared to additional reductions from urban point sources. The cost to remove a pound of nitrogen or phosphorus from farm runoff and drainage is typically 4 to 5—and sometimes up to 10 to 20—times less than the cost to remove the same amount from municipal wastewater or stormwater [emphasis added].”

Another issue that was discussed was nutrient credit trading, a strategy supported by NACWA.  However, policy changes are needed to attract the private sector technology solutions (that depend on private sector financing) that will be needed by agriculture to help meet the Chesapeake Bay Total Maximum Daily Load (TMDL) through nutrient trading.  A viable nutrient credit trading program can also be used to produce nutrient reductions in the Mississippi River Basin, the Great Lakes Basin and other nutrient-impaired watersheds.  Bion has been working closely with several state and federal agencies and committees to establish a framework of regulations and policies that are conducive to private sector solutions and financing.

Bion recently submitted an application in response to the USDA Natural Resources Conservation Services (NRCS) Conservation Innovation Grants (CIG) program proposal for the design and implementation of coordinated water quality trading systems across the Chesapeake Bay region. Bion’s USDA proposal is focused on creating a nutrient trading program that will generate low cost alternatives to existing TMDL compliance costs.  Bion will be discussing these and other activities in more detail over the next few weeks.

At the press conference, Ed Schafer stated, “If we really want to improve water quality, we need to put together nutrient trading systems which will allow the municipalities to lower their costs and the producers to invest in the needed equipment and processes. A market driven, voluntary trading system will allow the livestock operator to raise the capital to invest in new technology to get the job done.

Bion is currently engaged in trying to generate a request for proposal program in Pennsylvania that can be a model for other states.  We are also working with USDA and the EPA in an effort to generate national policy…I am convinced that by using new technologies like Bion and working with new nutrient trading policies we can reduce nitrogen flowing into the watershed. Also, we can provide lower costs to ratepayers and taxpayers as [we all] commit to cleaning up the water that is so necessary for our people, plants and aquatic life.”

URL’s for embedded links

Conference video:

http://www.youtube.com/watch?v=shzuLXaER-s&feature=youtu.be

Coalition policy recommendations:

http://www.nacwa.org/images/stories/public/2012-03-06hwc-pr.pdf

Coalition press release:

http://www.nacwa.org/index.php?option=com_content&view=article&id=1447&Itemid=49

NACWA report (Controlling Nutrient Loadings…):

http://www.nacwa.org/images/stories/public/2012-03-06wp.pdf

NACWA press release:

http://www.nacwa.org/index.php?option=com_content&view=article&id=1448&Itemid=49

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

The Healthy Waters Coalition is composed of a diverse group of municipal water and wastewater authorities, state drinking water and pollution control administrators, sustainable agriculture and conservation organizations that are working together to urge Congress to strengthen the link between water quality and agricultural practices.

NACWA represents the interests of more than 300 public agencies and organizations that have made the pursuit of scientifically based, technically sound and cost effective laws and regulations their objective. NACWA members serve the majority of the sewered population in the United States and collectively treat and reclaim more than 18 billion gallons of wastewater daily.  Website: www.nacwa.org.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct